Exhibit 4.3
RESIDENTIAL CAPITAL CORPORATION
SECOND SUPPLEMENTAL INDENTURE
          SECOND SUPPLEMENTAL INDENTURE, dated as of November 21, 2005 (this “Supplemental Indenture”), between RESIDENTIAL CAPITAL CORPORATION, a Delaware corporation (the “Company”), the Guarantors and DEUTSCHE BANK TRUST COMPANY AMERICAS, a banking corporation duly incorporated and existing under the laws of the State of New York, as trustee (the “Trustee”).
RECITALS
          WHEREAS, the Company, the Guarantors and the Trustee have entered into an indenture dated as of June 24, 2005 (as supplemented and in effect from time to time, the “Indenture”);
          WHEREAS, pursuant to Section 10.1(d) of the Indenture, the Company, the Guarantors and the Trustee are permitted to enter into indentures supplemental to the Indenture without the consent of the Holders of any Securities at the time outstanding for the purpose of correcting any provision contained in the Indenture that may be defective, provided that such action does not adversely affect the interests of the Holders of any Securities;
          WHEREAS, the Company and the Guarantors wish to correct several provisions contained in the Indenture as set forth in this Supplemental Indenture;
          WHEREAS, the Company and the Guarantors have requested the Trustee to join with them in the execution and delivery of this Supplemental Indenture;
          WHEREAS, the Company has caused to be delivered to the Trustee an Opinion of Counsel to the effect that, subject to the assumptions and qualifications contained therein, this Supplemental Indenture complies with the provisions of Article Ten of the Indenture; and
          WHEREAS, all the conditions and requirements necessary to make this Supplemental Indenture, when duly executed and delivered, a valid and binding agreement in accordance with its terms and for the purposes herein expressed, have been performed and fulfilled.
          NOW THEREFORE, the Company, the Guarantors and the Trustee hereby agree as follows:
ARTICLE I
RELATION TO INDENTURE; RULES OF CONSTRUCTION
          Section 1.01 RELATION TO INDENTURE. This Supplemental Indenture constitutes an integral part of the Indenture.
          Section 1.02 RULES OF CONSTRUCTION. For all purposes of this Supplemental Indenture:
          (a) capitalized terms used herein without definition shall have the meanings specified in the Indenture;

     (b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;
     (c) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture; and
     (d) in the event of a conflict with the definition of terms in the Indenture, the definitions in this Supplemental Indenture shall control.
ARTICLE II
AMENDMENTS
     Section 2.01 AMENDMENTS. The Indenture is hereby amended as follows:
     (a) Section 7.06 of the Indenture is hereby amended and restated in its entirety to read as follows:
     “Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, reasonable compensation, and, except as otherwise expressly provided the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Indenture (including the reasonable compensation, expenses and disbursements of its counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as may arise from its negligence or bad faith. If any property other than cash shall at any time be subject to the lien of this Indenture, the Trustee, if and to the extent authorized by a receivership or bankruptcy court of competent jurisdiction or by the supplemental instrument subjecting such property to such lien, shall be entitled to make advances for the purpose of preserving such property or of discharging tax liens or other prior liens or encumbrances hereon. The Company also covenants to indemnify the Trustee for, and to hold it harmless against, any loss, liability or reasonable expense incurred without negligence or bad faith on the part of the Trustee, arising out of or in connection with the acceptance or administration of this trust, including the reasonable costs and expenses of defending itself against any claim of liability in the premises. The obligations of the Company under this Section to compensate the Trustee and to pay or reimburse the Trustee for reasonable expenses, disbursements and advances shall constitute additional indebtedness hereunder, and shall survive discharge of the Indenture, payment in full at maturity of the Securities, and resignation or removal of the Trustee. Such additional indebtedness shall be secured by a lien prior to that of the Securities upon all property and funds held or collected by the Trustee as such, except funds held in trust for the benefit of the Holders of particular Securities or Coupons.”
     (b) Section 11.01 of the Indenture is hereby amended and restated in its entirety to read as follows:
     “Company May Consolidate, etc., on Certain Terms. The Company covenants that it will not merge or consolidate with any other Corporation or sell, assign, transfer, lease or otherwise convey all or substantially all of its property or assets to any Person, unless (i) either the Company shall be the continuing Corporation, or the successor Person (if other than the Company) shall be a Corporation organized and existing under the laws of the United States of America or a state thereof and such Corporation shall expressly assume the due and punctual payment of the principal of (and premium, if any), interest, if any, and Additional Amounts, if any, on all the Securities and any Coupons, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such Corporation, (ii) each Guarantor shall, by supplemental indenture, confirm that their Guarantee shall apply to the surviving entity’s obligations under the Securities and this Indenture, as modified by such supplemental indenture, and confirm the due and punctual performance of the Guarantee and the covenants of the Guarantor in this Indenture, and (iii) the Company or such successor Corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.
     For purposes of the foregoing, any sale, assignment, transfer, lease or other conveyance of the properties and assets of one or more Significant Subsidiaries (other than to the Company or another Subsidiary of the Company), which, if such assets were owned by the Company, would constitute all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.”
     (c) Section 12.02 of the Indenture is hereby amended and restated in its entirety to read as follows:
     “Satisfaction, Discharge and Defeasance of Securities of any Series. If pursuant to Section 2.01 provision is made for the defeasance of Securities of a series, then the provisions of this Section 12.02 shall be applicable except as otherwise specified as contemplated by Section 2.01 for Securities of such series. The Company shall cease to be under any obligation to comply with any term, provision, condition or covenant of Section 4.07 and 4.08 with respect to the outstanding Securities of any series or any other term, provision, condition or covenant of the outstanding Securities of any such Series specified as contemplated by Section 2.01, when
                    (1) either
     (A) with respect to all outstanding Securities of such series, the Company has deposited or caused to be deposited with the Trustee:
     (i) as trust funds in trust (in such currency in which such outstanding Securities and any related Coupons are then specified as payable at stated maturity) in an amount as will be; or
     (ii) as obligations in trust direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America (or, in the case of Securities payable in a currency other than the U.S. Dollars, by the government that issued such currency), or to the payment of which obligations or guarantees the full faith and credit of the United States of

America (or, in the case of Securities payable in a currency other than the U.S. Dollars, by the government that issued such currency) is pledged, maturing as to principal and interest in such amounts and at such times as will, together with the income to accrue thereon (but without reinvesting any proceeds thereof), be; or
     (iii) a combination of (i) and (ii);
sufficient to pay and discharge the entire indebtedness on all outstanding Securities of such series for principal (and premium, if any), interest, if any, and Additional Amounts, if any, to the stated maturity or any redemption date as contemplated by the last paragraph of this Section 12.02, as the case may be, in installments on the dates such principal (and premium, if any), interest, if any, and Additional Amounts, if any, shall be due; or
     (B) the Company has properly fulfilled such other terms and conditions to the satisfaction and discharge as is specified, as contemplated by Section 2.01, as applicable to the Securities of such series, and
     (2) the Company has paid or caused to be paid all other sums payable with respect to the outstanding Securities of such series, and
     (3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of the entire indebtedness on all outstanding Securities of any such series have been complied with.
     Notwithstanding the discharge and defeasance of any term, provision, condition or covenant set forth in Section 4.07 and 4.08 with respect to the Securities of a series or any term, provision, condition or covenant of the Securities of a series specified as contemplated by Section 2.01 with respect to the Securities of a series at the time outstanding, all other obligations of the Company in this Indenture, including without limitation, the Company’s primary liability for the payment of the principal (premium, if any), interest, if any, and Additional Amounts, if any, on all Securities of such series shall survive until the payment of all such principal (premium, if any), interest, if any, and Additional Amounts, if any, has been made, unless the Company has delivered to the Trustee an Opinion of Counsel stating that (i) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (ii) since the date of execution of this Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the outstanding Securities and any related Coupons will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred. Upon delivery of such opinion and satisfaction of the other conditions in this Section 12.02, the Company shall be deemed to have paid and discharged the entire indebtedness of all outstanding Securities of such series (and the Trustee shall execute proper instruments acknowledging satisfaction and discharge of such indebtedness), except (i) rights of registration of transfer and exchange in accordance with Section 2.05, and (ii) substitution of mutilated, destroyed, lost or stolen Securities in accordance with Section 2.07.
     Any deposits with the Trustee referred to in Section 12.02(1)(A) above shall be irrevocable and shall be made under the terms of an escrow trust agreement in form and substance satisfactory to the Trustee. If any outstanding Securities of such series are to be redeemed prior to their stated maturity, whether pursuant to any optional redemption provisions or in accordance with any mandatory sinking fund requirement or otherwise, the applicable escrow trust agreement shall provide therefor and the Company shall make such arrangements as are satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.”
ARTICLE III
MISCELLANEOUS PROVISIONS
          Section 3.01 RATIFICATION. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.
          Section 3.02 COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
          Section 3.03 GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
[Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

RESIDENTIAL CAPITAL CORPORATION

By:	/s/ Louise M. Herrle

Name:	Louise M. Herrle
Title:	Treasurer

GMAC RESIDENTIAL HOLDING CORP., as Guarantor

By:	/s/ David M. Bricker

Name:	David M. Bricker
Title:	Senior Vice President and Chief Financial Officer

GMAC MORTGAGE CORPORATION, as Guarantor

By:	/s/ David M. Bricker

Name:	David M. Bricker
Title:	Senior Vice President and Chief Financial Officer

GMAC-RFC HOLDING CORP., as Guarantor

By:	/s/ Bruce J. Paradis

Name:	Bruce J. Paradis
Title:	President

RESIDENTIAL FUNDING CORPORATION, as Guarantor

By:	/s/ Bruce J. Paradis

Name: Title:	Bruce J. Paradis President

HOMECOMINGS FINANCIAL NETWORK, INC., as Guarantor

By:	/s/ Michael J. Kozlak

Name: Title:	Michael J. Kozlak President

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Annie Jaghatspanyan

Name: Title:	Annie Jaghatspanyan Assistant Vice President